Grant Date	Number	Expires	Number	Exercise Price	Date Exercisable - the later of 4/14/2015 or the period set forth below
November 25, 2013		November 25, 2023	51,724	$1.16	25% vest one year after the Grant Date; ratably thereafter on the last day of the month for 36 months.
June 4, 2013		June 4, 2023	3,503	$1.16	Immediately
September 26, 2012		July 9, 2022	27,586	$1.16	25% vest one year after the Employment Date (July 9, 2012); ratably thereafter on the last day of the month for 36 months.
December 16, 2013		December 16, 2023	28,940	$1.16	Immediately
June 10, 2013		June 10, 2023	6,897	$1.16	25% vest one year after the Grant Date; ratably thereafter on the last day of the month for 36 months.